Exhibit 10.2
Encysive Pharmaceuticals Inc.
ID: 13-3532643
4848 Loop Central Drive, Suite 700
Houston, Texas 77081
Notice of Grant of Stock Options
and Option Agreement

Individual	Option Number:	00xxxx
Address	Plan:	2007 Incentive Plan
City State Zip	ID:	xxxxx

Effective                     ,       (the “Grant Date”), you have been granted a Nonstatutory Stock Option (“Options”) to buy                  shares of Encysive Pharmaceuticals Inc. (the “Company”) Common Stock at an Option Price of $           per share, which is the Fair Market Value per share of Common Stock on the Grant Date, pursuant to the Encysive Pharmaceuticals Inc. 2007 Incentive Plan (the “Plan”).
The total Option Price of the shares granted is $                    .
Shares in each period will become fully vested on the date shown.

Shares	Vest Type	Full Vest	Expiration
[This grant of Options will expire 10 years from the Grant Date and, based on the Grant Date, will vest 50% on the vesting day (“Vesting Day”) in each applicable vesting year (“Vesting Year”):

Grant Date	Vesting Day	Vesting Year
March 1 — August 31	May 31	Grant Year +2 yrs and +3 yrs
September 1 — December meeting of compensation committee	November 30	Grant Year +2 yrs and +3 yrs
After December meeting of compensation committee — last day of February]	November 30	Grant Year +1 yr and +2 yrs

By your signature and the Company’s signature below, you and the Company agree that these Options are granted under and governed by this Notice of Grant of Stock Options and Option Agreement and the terms and conditions of the Plan, all of which are attached and made a part of this document. Also attached hereto is an Information Memorandum about the Company’s Prospectus covering the Plan. Any capitalized term not otherwise defined herein shall have the meaning given such term in the Plan.
[This grant of Options is subject to the terms and conditions of that certain Termination Agreement executed between the Grantee and Encysive Pharmaceuticals Inc. on                     ,        , (the “Termination Agreement”) and is granted pursuant to Section           of the Termination Agreement. To the extent that there is a conflict between a term in this Notice of Grant of Stock Options and Option Agreement and the Termination Agreement, the Termination Agreement shall control. However, if there is a conflict between the Termination Agreement and the Plan, the Plan document shall control. The terms of the Termination Agreement are hereby incorporated by reference.] [This paragraph inserted only if the Company and the Grantee are a party to a Termination Agreement, which must be dated on or prior to the Grant Date]
These Options are considered to be Nonstatutory Stock Options under Section 422 of the Internal Revenue Code of 1986. This letter shall constitute a grant of Nonstatutory Stock Options and an Incentive Agreement under the Plan.
This Notice of Grant of Stock Options and Option Agreement are also subject to the further condition that you return to us within thirty (30) days from the date of this letter a signed copy of this letter to indicate your receipt of the above referenced documents. Please retain this original letter as your documentation of this grant of Nonstatutory Stock Options and Incentive Agreement under the Plan.
[By execution of this document, you agree that this award fulfills all of the requirements of Section       of the Termination Agreement.] [This paragraph inserted only if the Company and the Grantee are a party to a Termination Agreement, which must be dated on or prior to the Grant Date]

Encysive Pharmaceuticals Inc.	Date

xxxxx	Date